Exhibit 4.3

MOTORCAR PARTS OF AMERICA, INC.
THIRD AMENDED AND RESTATED
2010 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Motorcar Parts of America, Inc. (the “Company”), pursuant to its Third Amended and Restated 2010 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an award of restricted stock units (“RSUs”).  Each Restricted Stock Unit represents the right to receive one Share upon vesting of such Restricted Stock Unit.  This award of RSUs is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Award Agreement”) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Award Agreement.

Participant:	«A_NAME»

Grant Date:	_______

Total Number of RSUs:	«B__of_RSU»

Vesting Schedule:
The RSUs shall vest and become exercisable with respect to one-third (1/3) of the RSUs subject thereto on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date, subject to Participant’s continued employment with the Company or an Affiliate through the applicable vesting date.

Termination:
Pursuant to Section 2.5 of the Restricted Stock Unit Award Agreement, upon Participant’s termination of employment, all RSUs that have not become vested on or prior to the date of such termination of employment (after taking into consideration any vesting that may occur in connection with such termination of employment, if any) will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Award Agreement and this Grant Notice.  Participant has reviewed the Restricted Stock Unit Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Award Agreement and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Award Agreement.  If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

MOTORCAR PARTS OF AMERICA, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:	«A_NAME»
Title:
Address:	Address:

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

MOTORCAR PARTS OF AMERICA, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Motorcar Parts of America, Inc. (the “Company”) has granted to Participant an award of restricted stock units (“RSUs”) under the Motorcar Parts of America, Inc. Third Amended and Restated 2010 Incentive Award Plan, as amended from time to time (the “Plan”).

ARTICLE 1.

GENERAL

1.1          Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.  As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Share (subject to adjustment as provided in Section 14.2 of the Plan) solely for purposes of the Plan and this Agreement.  The RSUs shall be used solely as a device for the determination of the payment to eventually be made to Participant if such RSUs vest pursuant to Section 2.3 hereof.  The RSUs shall not be treated as property or as a trust fund of any kind.

1.2          Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1          Grant of RSUs.  In consideration of Participant’s past and/or continued employment with the Company or an Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement.

2.2          Company’s Obligation to Pay.  Each RSU has a value equal to the Fair Market Value of a Share on the date it becomes vested.  Unless and until the RSUs will have vested in the manner set forth in Article 2 hereof, Participant will have no right to payment of any such RSUs.  Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3          Vesting Schedule.  Subject to Section 2.5 hereof and Sections 14.2(d) and (e) of the Plan, the RSUs awarded by the Grant Notice will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached (the “Vesting Schedule”), subject to Participant’s continued employment with the Company or an Affiliate through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Agreement.  Unless otherwise determined by the Administrator, partial employment, even if substantial, during any vesting period will not entitle Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 2.5 hereof or under the Plan.

2.4          Consideration to the Company.  In consideration of the grant of the award of RSUs by the Company, Participant agrees to render faithful and efficient services to the Company or any Affiliate.  Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the employment of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

2.5          Forfeiture, Termination and Cancellation upon Termination of Employment.  Subject to Sections 9.6 and 14.2(d) of the Plan, notwithstanding any contrary provision of this Agreement, upon Participant’s termination of employment for any or no reason, all then unvested RSUs subject to this Agreement (after taking into consideration any accelerated vesting which may occur in connection with such termination of employment (if any)) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  No portion of the RSUs which has not become vested as of the date on which Participant incurs a termination of employment shall thereafter become vested, except as provided by the Administrator pursuant to Section 9.6 of the Plan.

2.6          Payment upon Vesting.

(a)          As soon as administratively practicable following the vesting of any RSUs pursuant to Section 2.3 hereof, but in no event later than sixty (60) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares (by entering such shares in book entry form) equal to the number of RSUs subject to this award that vest on the applicable vesting date, unless such RSUs terminate prior to the given vesting date pursuant to Section 2.5 hereof.  Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 12.4 of the Plan, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with Section 12.4 of the Plan.

(b)          As set forth in Section 12.2 of the Plan, the Company or its Affiliates shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company or its Affiliates, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the RSUs.  The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Share in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of Shares.

2.7          Delivery of Shares.  The Shares deliverable hereunder may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.  The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 12.4 of the Plan.  The Company shall not deliver to Participant certificates evidencing Shares issued in connection with Shares deliverable hereunder and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator), unless otherwise determined by the Administrator or required by any applicable law, rule or regulation.

2.8          Rights as Stockholder.  The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.2 of the Plan.

ARTICLE 3.

OTHER PROVISIONS

3.1          Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons.  Neither any person or persons acting as the Administrator and nor any member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2          Grant is Not Transferable.  During the lifetime of Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed.  Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3          Forfeiture; Clawback.  Notwithstanding anything herein to the contrary, the Administrator shall have the right to provide at any time and from time to time after the Grant Date, that the RSUs shall be subject to any policy that the Company may adopt in the future providing that:

(a)          (i) any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of the RSUs, or upon the receipt or resale of any Shares underlying the RSUs, shall be paid to the Company, and (ii) the RSUs shall terminate and any unpaid portion of the RSUs (whether or not vested) shall be forfeited, if (x) a termination of employment occurs prior to a specified date, or within a specified time period following receipt of the RSUs or the Shares underlying the RSUs, or (y) Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (z) Participant incurs a termination of employment for “cause” (as such term is defined in the sole discretion of the Administrator); or

(b)          all RSUs (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of the RSUs or upon the receipt or resale of any Shares underlying the RSUs) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

3.4          Adjustments Upon Specified Events.  Participant acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and under the Plan, including without limitation, under Article 14 of the Plan.

3.5          Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6          Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7          Governing Law.  The laws of the State of New York shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8          Conformity to Securities Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9          Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.

3.10        Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.11        Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12        Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.13        Section 409A.  Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”), the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.14        Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

EXHIBIT B
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
CONSENT OF SPOUSE

I, ____________________, spouse of «A_NAME», have read and approve the foregoing Motorcar Parts of America, Inc. Restricted Stock Unit Award Agreement (the “Agreement”).  In consideration of issuing to my spouse the shares of the common stock of Motorcar Parts of America, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Motorcar Parts of America, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital prop-erty in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: _______________, 20__
Signature of Spouse

B-1